Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made effective as of February 13, 2007, among National CineMedia, Inc., a Delaware corporation (“NCM Inc.,” the “Company”), National CineMedia, LLC, a Delaware limited liability company (“NCM LLC”), and Clifford E. Marks (the “Executive”).

RECITALS

A. The Executive currently serves as the President of Sales and Chief Marketing Officer of NCM LLC and the terms of his employment are covered by an employment agreement by and between the Executive and NCM LLC, effective October 1, 2006, for a term of 24 months commencing October 1, 2006 (the “Prior Agreement”).

B. NCM LLC and NCM Inc. have entered into an agreement for NCM Inc. to provide certain management services to NCM LLC.

C. In connection with the formation of NCM Inc. and the management services to be provided by NCM Inc. to NCM LLC, the Executive will become employed by NCM Inc. and will perform services for NCM Inc., including services for the benefit of NCM LLC.

AGREEMENT

Executive, the Company and NCM LLC agree that the Prior Agreement is hereby assigned by NCM LLC to the Company, the Prior Agreement is hereby restated in the form of this Agreement, and NCM LLC remains directly liable for any payment obligations set forth in this Agreement. In consideration of the premises and mutual covenants contained herein and for good and valuable consideration, the receipt of which is mutually acknowledged, the Company, NCM LLC and the Executive agree as follows:

1. DEFINITIONS.

(a) Base Salary shall mean the annual salary provided for in Section 3 below, as adjusted from time to time pursuant to Section 3.

(b) Beneficiary shall mean the person or persons named by the Executive pursuant to Section 19 below, or in the event no such person is named and survives the Executive, his estate.

(c) Board shall mean the Board of Directors of the Company.

(d) Cause shall mean any one of more of the following:

(i) willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company or its affiliates;

(ii) conduct by the Executive involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company or its affiliates including, but not limited to, misappropriation or conversion of assets of the Company or its affiliates (other than immaterial assets);

(iii) conviction of or entry of a plea of nolo contendere to a felony; or

(iv) material breach of this Agreement, including but not limited to any action by the Executive that violates the terms of Section 9 of this Agreement.

(e) Disability shall mean the illness or other mental or physical disability of the Executive, resulting in his failure to perform substantially his duties under this Agreement for a period of six or more consecutive months.

(f) Spouse shall mean, during the Term of Employment, the person who as of the relevant date is legally married to the Executive.

(g) Term of Employment shall mean the period specified in subsection 2(b) below.

2. TERM OF EMPLOYMENT, POSITIONS AND DUTIES.

(a) The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, in the position of President of Sales and Chief Marketing Officer of the Company and with the duties and responsibilities set forth below, and upon such other terms and conditions as are hereinafter stated.

(b) The Term of Employment shall commence on the Effective Date (as defined in Section 27) and shall terminate on September 30, 2008. On the last calendar day of the Term of Employment (as extended from time to time pursuant to the terms hereof), 24 months shall be added to the termination date hereof.

(c) Until the date of his termination of employment hereunder, the Executive shall perform such duties as are customarily associated with the Executive’s position and any further duties as may be assigned to him from time to time by the Company’s Chief Executive Officer or his designee.

(d) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, and (ii) engaging in charitable activities and community affairs; provided, however, that in the opinion of the Board or Chief Executive Officer of the Company such activities do not materially interfere with the proper performance of his duties and responsibilities specified in subsection 2(c) above and/or do not conflict with the Executive’s obligations under Section 9 below.

3. BASE SALARY.

The Executive shall receive from the Company a Base Salary, payable in accordance with the Company’s regular payroll practices, of $675,000 per annum, (increasing on each anniversary date hereof by 1% per annum, less standard payroll deductions and withholdings). The Compensation Committee of the Board will review the Executive’s salary at least annually and may increase (but not reduce) the Executive’s Base Salary in its sole discretion. Once increased, such Base Salary shall not be reduced and, as so increased, shall constitute “Base Salary” hereunder.

4. BONUSES.

(a) The Executive shall be eligible to receive bonuses during the Term of Employment, as follows. The Company’s bonus programs otherwise applicable for its employees shall not apply to the Executive. For each calendar year of the Term of Employment the Executive shall be eligible to be paid bonuses as follows:

(i) The Company’s Chief Executive Officer and the Executive shall mutually agree upon certain goals to be achieved by the Executive and his staff for each such calendar year. If the Company’s Chief Executive Officer is satisfied, in his sole discretion, that such goals have been achieved with respect to any calendar year, then the Executive shall be entitled to payment of a bonus equal to 25% of his Base Salary as of the end of such year payable on or before 60 days after December 31 of such year.

(ii) The Company’s Chief Executive Officer shall establish goals for each such calendar year for Company consolidated sales for which the Executive is responsible and that portion of the Company’s revenue that will be counted toward the achievement of those goals. The Company’s Chief Executive Officer shall determine, in his sole discretion, the extent to which the Executive has achieved such goals for any calendar year. His determination shall be made as a percentage of the sales target achieved. The following table sets forth a schedule of the percentage of the Executive’s Base Salary at the end of such year that he will be paid as a bonus on or before 60 days after December 31 of such year if the Company’s Chief Executive Officer determines, in his sole discretion, that the Executive has achieved certain percentages of the sales target.

Percentage of Sales Target Achieved (“PSTA”)	Bonus Percentage
Less than 80%	0%
80%	35%
85%	40%
90%	55%
95%	60%
100%	75%
105%	77.5%
110%	80%

If the PSTA is at least 80%, but at a percentage that is between two of the stated ranges set forth in the left column immediately preceding this paragraph, then the applicable Bonus Percentage will be calculated as follows assuming the actual PSTA is 82.5%.

(82.5 - 80.0)÷(85 - 80) x (40% - 35%) + 35% = 37.5%

(b) The Compensation Committee of the Board will review the Executive’s bonus structure set forth in subsection 4(a) at least annually and may adjust such bonus structure in its sole discretion.

5. EXPENSE REIMBURSEMENT.

During the Term of Employment, the Executive shall be entitled to prompt reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be required under Company policy.

6. OTHER BENEFITS.

The Executive shall receive such other benefits as are then customarily provided generally to the other officers of the Company and of its subsidiaries, as determined from time to time by the Company’s Board of Directors or Chief Executive Officer, including, without limitation, paid vacation. The Executive shall be entitled to four weeks of paid vacation annually, which will accrue at the rate of approximately 1.67 days per month. If the total amount of vacation accrued reaches 30 days (including any vacation accrued during employment with NCM LLC), further accrual of vacation time will stop until the Executive brings the total amount of accrued vacation below 30 days. The Executive shall be permitted to carry over any accrued but unused vacation time from the previous year.

7. EMPLOYEE BENEFIT PLANS.

The Executive shall be entitled to participate in all employee benefit plans and programs made available to other of the Company’s executives having the same title or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, Section 401(k) and related supplemental plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays and any other employee benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans, whether funded or unfunded.

8. TERMINATION OF EMPLOYMENT.

(a) Termination by Death. In the event that the Executive’s employment is terminated by death, his beneficiaries as defined in Section 19 hereof, shall be entitled to:

(i) the Executive’s Base Salary, at the rate in effect on the date of his death, through the end of the month in which his death occurs;

(ii) any annual bonuses awarded for prior periods but not yet paid;

(iii) continuation of the medical benefits pursuant to COBRA to which he, his surviving Spouse and “eligible dependents” (as defined below) were entitled at the time of his death, for a period of one year following his death at the expense of the Company;

(iv) reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his death; and

(v) other benefits to which he is then entitled in accordance with the applicable plans and programs of the Company.

“Eligible dependents” means dependents of the Executive who are eligible to receive medical benefits under the Company’s medical plan.

(b) Termination Due to Disability. The Company or the Executive may terminate the Executive’s employment due to Disability of the Executive, such termination to be effective 30 days after delivery of written notice thereof. In the event that the Executive’s employment is terminated due to Disability and in exchange for a release of claims against the Company, the Executive shall be entitled to:

(i) his Base Salary, at the rate in effect when he is terminated due to Disability, for a period of six months following such termination, offset by any payments that he receives under the Company’s long-term disability plan and any supplement thereto, whether funded or unfunded, that is adopted or provided by the Company for the Executive’s benefit;

(ii) any annual bonuses awarded for prior periods but not yet paid;

(iii) reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

(iv) for a period of one year from the time of termination of employment, other benefits to which he is then entitled in accordance with applicable plans and programs of the Company.

In the case of the termination of the Executive’s employment for Disability, the Executive shall be entitled to receive the amounts described in clauses (i)-(iii) as a lump sum payment promptly after the termination of employment.

(c) Termination by the Company for Cause. In the event that the Executive’s employment is terminated for Cause, he shall only be entitled to:

(i) his Base Salary through the date of his termination for Cause;

(ii) any annual bonuses awarded but not yet paid;

(iii) reimbursement in accordance with this Agreement for any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

(iv) other benefits accrued and earned by the Executive through the date of termination in accordance with applicable plans and programs of the Company.

(d) Termination Without Cause or Expiration of Term of Employment. A Termination Without Cause shall mean a termination of the Executive’s employment by the Company other than due to death, Disability or for Cause, including termination of the Executive’s employment by reason of the Company’s refusal to renew this Agreement on economic terms and conditions at least equal to this Agreement and for a term at least equal to twenty-four months at the end of the Term of Employment.

In the event of a Termination Without Cause and in exchange for a release of claims against the Company, the Executive shall be entitled to:

(i) the greater of (A) his Base Salary, at the rate in effect on the date of his termination of employment, for the then remaining Term of Employment (as if his employment had not been Terminated Without Cause, but without considering any additional extensions of the Term of Employment), payable in accordance with the Company’s normal payroll practices, plus a bonus equal to the most recent annual bonus awarded to the Executive pursuant to subsection 4(a), divided by 12, and multiplied by the number of months remaining in the Term of Employment (as if his employment had not been Terminated Without Cause, but without considering any additional extensions of the Term of Employment) or (B) his Base Salary for a period of 12 months, payable in accordance with the Company’s normal payroll practices, plus an amount equal to the most recent annual bonus awarded to the Executive pursuant to subsection 4(a);

(ii) any annual bonuses for prior fiscal year awarded but not yet paid;

(iii) continued participation in all employee benefit plans or programs as in effect from time to time in which he was participating on the date of his termination of employment until the date he receives equivalent coverage in benefits, but in no event for a period longer than the period of time for which Base Salary is paid pursuant to subsection 8(d)(i);

(iv) reimbursement in accordance with this Agreement for any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

(v) other benefits (other than for the payment of severance) that are made available to employees of the Company in general upon termination of employment under similar circumstances in accordance with applicable severance plans and programs of the Company.

In the event that, under the terms of any employee benefit plan referred to in subsection 8(d)(iii) above, the Executive may not continue his participation, he shall be provided with the after-tax economic equivalent of the benefits provided under any plan in which he is unable to participate for the period specified in subsection 8(d)(iii) above.

The economic equivalent of any benefit foregone shall be deemed the after-tax cost that would be incurred by the Executive in obtaining such benefit on the lowest available individual basis.

(e) Termination for Good Reason. The Executive may elect to terminate his employment with the Company for Good Reason, which shall be defined as a material reduction of the Executive’s title or authority, which the Company fails to remedy within twenty (20) days after receipt from the Executive of written notice thereof, specifically citing this subsection 8(e).

In the event the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive the benefits outlined in subsections 8(d)(i) through 8(d)(v).

(f) Voluntary Resignation by the Executive. The Executive may voluntarily terminate his employment with the Company at any time with or without notice and with or without reason. Such voluntary termination by the Executive shall include, without limitation, the Executive’s decision not to renew this Agreement upon expiration of the Term of Employment if the Company offers to renew this Agreement on economic terms and conditions at least equal to this Agreement and for a term at least equal to 24 months. In the event the Executive voluntarily terminates his employment, the Executive’s salary shall cease on the termination date and the Executive will not be entitled to severance pay, pay in lieu of notice, or any other compensation other than payment of accrued salary and vacation and other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.

(g) No Mitigation; No Offset. In the event of any termination of employment under this Section 8, the Executive shall be under no obligation to seek other employment, and except as provided in subsection 8(d)(iii), he shall have no obligation to offset or repay any payments he receives under this Agreement by any payments he receives from a subsequent employer; provided, however, that (without limiting any rights of the Company for any breach of this Agreement under law, equity or otherwise), if the Executive engages in any Covered Activity (as defined in Section 9), any obligation of the Company to make payments to the Executive under Section 8 of this Agreement shall cease.

(h) Nature of Payments. Any amounts due under this Section 8 are in the nature of severance payments or liquidated damages or both, and shall fully compensate the Executive and his dependents or Beneficiary, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of termination of the Executive’s employment, and they are not in the nature of a penalty.

9. COVENANTS AND CONFIDENTIAL INFORMATION.

(a) During the Executive’s employment with the Company and for one year after termination of that employment, the Executive will not, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in: (i) any business that, during the Executive’s employment with the Company in any capacity (including as a consultant), competes with the business of the Company or any of the Company’s affiliates or subsidiaries; or (ii) any business that, during the one-year period following the Executive’s termination date, competes with the business of the Company as conducted on the date the Executive ceases to be employed by the Company in any capacity, (including as a consultant) (collectively, the “Covered Activities”); provided, that the ownership of not more than 1% of the stock of any publicly traded corporation shall not be deemed a violation of this covenant; provided, further, that in the event of a Termination Without Cause, the Executive may engage in any Covered Activity if prior to accepting any such employment he enters into a confidentiality agreement with the Company in form and substance satisfactory to the Company in its sole discretion (it being agreed that such confidentiality agreement may be broader in scope than the provisions of this Agreement and that such confidentiality agreement is intended to protect the Company from any risks which may arise in connection with the specific prospective employment of the Executive).

(b) During the Term of Employment and for one year after termination of the Executive’s employment, the Executive will not, directly or indirectly induce any person who is an employee, officer or agent of the Company or any of the Company’s affiliates or subsidiaries to terminate said relationship.

(c) During the Term of Employment and any time thereafter, the Executive will not, directly or indirectly disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner in competition with, or contrary to the interests of, the Company or any of the Company’s affiliates or subsidiaries, the customer lists, or trade secrets of the Company or any of the Company’s affiliates or subsidiaries, it being acknowledged by the Executive that all such information regarding the business of the Company and the Company’s affiliates or subsidiaries, compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that this subsection 9(c) shall not apply to the disclosure by the Executive of confidential information in the course of carrying out his duties under this Agreement or when required to do so by a court of law, to any governmental agency having jurisdiction over the business of the Company and its subsidiaries or to any administrative body or legislative body (including a committee thereof) with jurisdiction to order him to divulge, discuss or make accessible such information.

(d) The Executive expressly agrees and understands that the remedy at law for any breach by him of this Section 9 will be inadequate and that the damages flowing from such breach are not readily susceptible of being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive’s violation of any legally enforceable provision of this Section 9, the Company shall be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach (all as determined by a court of competent jurisdiction). Nothing in this Section 9 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 9 that may be pursued or availed of by the Company.

(e) In the event that the Executive shall violate any legally enforceable provision of this Section 9 (as determined by a court of competent jurisdiction) as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then such violation shall toll the running of that time period from the date of its commencement until the date of its cessation.

10. WITHHOLDING TAXES.

All payments to the Executive or his Beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law. If any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company may withhold such taxes from any other payment due the Executive or his Beneficiary. In the event all cash payments due the Executive are insufficient to provide the required amount of such withholding taxes, the Executive or his Beneficiary, within five days after written notice from the Company, shall pay to the Company the amount of such withholding taxes in excess of all cash payments due the Executive or his Beneficiary.

11. INDEMNIFICATION.

The Company and NCM LLC jointly and severally agree to indemnify the Executive to the fullest extent permitted by applicable law consistent with the charter, articles of incorporation and bylaws of the Company and the Limited Liability Operating Agreement of NCM LLC as in effect on the effective date of this Agreement with respect to any acts or non-acts he may have committed while he was an officer, director and/or employee (i) of the Company or any subsidiary thereof including NCM LLC or (ii) of any other entity if his service with such entity was at the request of the Company. This provision shall survive the termination of this Agreement.

12. EFFECT OF AGREEMENT ON OTHER BENEFITS.

Except as expressly set forth herein, the existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to participate fully in the executive compensation, employee benefit and other plans or programs of the Company in which senior executives are eligible to participate, as the Executive and the Company may agree from time to time.

13. ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to (i) a merger or consolidation in which the Company is not the continuing entity or (ii) sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company each further agree that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. No obligations of the Executive under this Agreement may be assigned or transferred by the Executive.

14. REPRESENTATION.

The Company and NCM LLC each represent and warrant that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Company or NCM LLC and any other person, firm or organization.

15. ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties concerning the subject matter hereof.

16. AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by any party of any breach by any other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

17. SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18. SURVIVORSHIP.

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

19. BENEFICIARIES; REFERENCES.

The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or of a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed to refer to his beneficiary, and if the Executive shall not have designated a beneficiary, his estate.

20. GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Colorado, without reference to principles of conflict of laws.

21. RESOLUTION OF DISPUTES.

(a) Any disputes arising under or in connection with this Agreement shall be resolved, in the Executive’s discretion, by arbitration, to be held in Denver, Colorado, in accordance with the rules and procedures of the American Arbitration Association.

(b) All costs, fees and expenses, including attorneys’ fees, of any arbitration or litigation in connection with this Agreement, including, without limitation, attorneys’ fees of both the Executive and the Company, shall be borne by, and be the obligation of, the Company unless the Company shall substantially prevail, in which event the Executive shall be required to pay the costs and expenses incurred by him relating to such arbitration or litigation. The obligation of the Company under this Section 21 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

(c) Pending the outcome or resolution of any arbitration or litigation, the Company shall continue payment of all amounts due the Executive under this Agreement without regard to any dispute.

22. NOTICES.

Any notice given to any party shall be in writing and shall be deemed to have been given when delivered either personally, faxed, by overnight delivery service (such as Federal Express), or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company or the Board:

National CineMedia, Inc.

9110 East Nichols Avenue

Centennial, Colorado 80112

Attention: General Counsel

Fax: (303) 792-8649

If to the NCM LLC:

National CineMedia, LLC

9110 East Nichols Avenue

Centennial, Colorado 80112

Attention: General Counsel

Fax: (303) 792-8649

If to the Executive:

Cliff Marks

22 E. 42nd Suite 511

New York, New York 10168

Fax: (212) 931-8120

23. HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. SECTION 409A; DEFERRED COMPENSATION.

Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), if necessary to avoid any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payments or benefits hereunder (without any reduction in such payments or benefits) until the date that is six months following the Executive’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payment or other benefits due to the Executive hereunder could cause accelerated or additional tax under Section 409A of the Code, such payment or other benefits shall be deferred or otherwise restructured, to the extent possible, in a manner, determined by the Board (but subject to the reasonable consent of the Executive), to avoid any accelerated or additional tax. The Company shall consult with the Executive in good faith regarding application of this provision; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto. Nothing contained in this Section 24 shall have the effect of increasing the amount of any payment or benefit which is otherwise owed by the Company to the Executive.

25. PERFORMANCE.

NCM LLC hereby agrees that it shall be directly and jointly and severally liable for the payment of all sums due hereunder.

26. COUNTERPARTS.

This Agreement may be executed in two or more counterparts.

27. EFFECTIVE DATE.

This Agreement shall be effective as of February 13, 2007 (the “Effective Date”).

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, to be effective as of the Effective Date.

NATIONAL CINEMEDIA, INC. The Company; NCM Inc.

By:	/s/ Kurt C. Hall
Kurt C. Hall President and Chief Executive Officer

Date:	February 12, 2007

NATIONAL CINEMEDIA, LLC NCM LLC

By:	/s/ Kurt C. Hall
National CineMedia, Inc., as Managing Member, Kurt C. Hall President and Chief Executive Officer

Date:	February 12, 2007

EXECUTIVE

/s/ Clifford E. Marks
Clifford E. Marks

Date:	February 16, 2007